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                                                                 EXHIBIT 2(iii)

CERTIFICATE OF AMENDMENT OF
BY-LAWS OF
COWEN FUNDS, INC.

The undersigned, Faith Colish, hereby certifies as follows.

1. I am Secretary of Cowen Funds, Inc. (the "corporation"), a corporation organized under the Laws of the State of Maryland.

2. Effective December 15, 1992, ARTICLE V, Section 1. Of the By-Laws of the Corporation was amended to read in its entirety as follows:

"Section 1. Number: The officers of the Corporation shall be a Chairman, a President, a Secretary and a Treasurer and such Vice Presidents and other Officers as may be appointed in accordance with the provisions of Section 3 of this Article V."

3. Effective December 15, 1992, ARTICLE V, Section 9. of the By-Laws of the Corporation was amended to read in its entirely as follows:

"Section 9. Chairman: The Chairman shall be the Chief Executive Officer of the Corporation. He shall preside at all meetings of the Board of Directors and of the stockholders at which he shall be present. He shall have power to call special meeting of the stockholders or of the Board of Directors or of the Executive Committee at any time. He shall have responsibility for the general direction of the business affairs and property of the Corporation, and of its several off Officers, and shall have and exercise all such powers and discharge such duties as usually pertain to the office of Chief Executive Officer. He shall have responsibility for the day-to-day affairs of the Corporation, subject to the control of the Board of Directors. He shall have such power and perform such other duties as may from time to time be assigned to him by the Board of Directors and may delegate any of this powers."

4. Effective December 15, 1992, ARTICLE V, Section 10. Of the By-Laws of the Corporation was amended to read in its entirety as follows:

"Section 10. President: The President shall be the Chief Operating Officer of the corporation and shall have such duties as may from time to time be assigned to him by the Chairman or the Board of Directors. In the absence of the Chairman he shall perform and carry out the functions of the Chairman."

IN WITNESS WHEREOF, I have executed this Certificate as this 4th day of January, 1993.
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/s/ Faith Colish, Secretary, Cowen Funds, Inc.